Joint Annual Shareholder Meeting Results:
The Funds held their joint annual meeting of shareholders on December 16, 2009. Common/Preferred shareholders voted as indicated below:

Income Strategy:
					Affirmative 	Withheld
							Authority
Election of R. Peter Sullivan, III -
Class III to serve until 2012
					16,502,991 	394,495
Election of John C. Maney** -
Class III to serve until 2012
					16,486,153 	411,333

Messrs. Paul Belica, James A. Jacobson*, Hans W. Kertess, William B. Ogden, IV and Alan Rappaport* continue to serve as Trustees of Income Strategy.

Income Strategy II:
					Affirmative 	Withheld
							Authority
Election of R. Peter Sullivan, III -
Class II to serve until 2012
					36,283,414 	996,035

Messrs. Paul Belica, James A. Jacobson*, Hans W. Kertess, John C. Maney**, William B. Ogden, IV and Alan Rappaport* continue to serve as Trustees of Income Strategy II.

* Preferred Shares Trustee
** Interested Trustee